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EXHIBIT 11

LANVISION SYSTEMS, INC.

Computation of earnings (loss) per share

                                                       Three Months Ended
                                                             April 30,
                                                   ---------------------------
                                                       2004           2003
                                                   -----------     -----------
Net (loss)                                         $  (421,064)    $  (675,792)
                                                   ===========     ===========
Average shares outstanding                           9,035,897       8,964,449
Stock options & purchase plan:
 Total options & purchase plan shares                        -               -
 Assumed treasury stock buyback                              -               -
Warrants assumed converted                                   -               -
Convertible redeemable preferred
  stock assumed converted                                    -               -
                                                   -----------     -----------
Number of shares used in per
  common share computation                           9,035,897       8,964,449
                                                   ===========     ===========

Basic net ( loss ) per share of common stock
                                                   $     (0.05)    $     (0.07)
                                                   ===========     ===========
Diluted net ( loss ) per share of common stock
                                                   $     (0.05)    $     (0.07)
                                                   ===========     ===========

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